EXHIBIT 99

                      [ENERGY VENTURES, INC. LETTERHEAD]

For Immediate Release

EVI ANNOUNCES ACQUISITION OF PRIDECO

      May 23, 1995, Houston, Texas -- Energy Ventures, Inc. (NYSE--EVI) today announced the signing of a definitive agreement to purchase Prideco, Inc. Prideco, 60% owned by Christiana Companies (NYSE: CST), is a manufacturer and marketer of drill collars, heavyweights and drill pipe. Prideco, headquartered in Houston, will be combined with Grant TFW, the Company's tubular subsidiary. For the twelve months ended March 31, 1995, Prideco had total revenues in excess of $50 million.

      There are substantial synergies between Grant and Prideco. First, Grant will complete its line of drilling tubulars particularly drill collars, heavyweights, kellys and other drilling related equipment not currently manufactured by Grant; such product line extension will be distributed through Grant's existing sales force in the international oilfields. Second, with the addition of Prideco's premium casing manufacturing capabilities, Grant will further integrate its Atlas Bradford premium engineered connection business. Third, the material cost savings that will be generated as a result of the combination will allow Grant to more effectively compete worldwide in the drill pipe market.

      The terms of the definitive agreement call for EVI to issue 2.5 million common shares, subject to a defined collar, and to assume $5 million of Prideco debt. The acquisition, which will be accounted for as a purchase, will close as soon as practicable after the receipt of all necessary approvals.

      EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures artificial lift & completion systems, drill pipe and premium tubulars and provides rig contracting services.

Contact:
James G. Kiley
Vice President, Finance
and Treasurer
(713) 297-8440

           5 POST OAK PARK, SUITE 1760   o   HOUSTON, TEXAS 77027-3415
                    (713) 297-8400   o   FAX: (713) 297-8488